Exhibit 99.1

Magnum Opus Receives New York Stock Exchange Notice Regarding Late Form 10-Q Filing

HONG KONG, August 30, 2022 /PRNewswire/ --Magnum Opus Acquisition Limited (NYSE: OPA) (“Magnum Opus” or the “Company”) announces that on August 23, 2022, as a result of the Company’s inability to timely file with the Securities and Exchange Commission ("SEC") its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (the "Form 10-Q"), it received a notice from the New York Stock Exchange (the "NYSE") stating that the Company is not in compliance with Section 802.01E of the NYSE Listed Company Manual (the “NYSE Rule”). Under NYSE rules, the Company has six months from the due date of the June 2022 Form 10-Q, or until February 22, 2023, to file the June 2022 Form 10-Q. The Company can regain compliance with the NYSE listing standards at any time prior to that date by filing the June 2022 Form 10-Q. If the Company fails to file the June 2022 Form 10-Q before the NYSE’s compliance deadline, the NYSE may grant, at its sole discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances. The NYSE notice has no immediate effect on the listing or trading of the Company's securities on the NYSE.

As previously disclosed by the Company in its Form 12b-25 filed with the SEC on August 16, 2022, the Company was unable to file its Form 10-Q by its original deadline without unreasonable effort or expense due to the fact that the financial statements could not be completed in sufficient time to solicit and obtain the necessary review of the Form 10-Q in a timely fashion prior to the original due date of the report. The Company is still working to complete certain disclosures regarding the financial information in the Form 10-Q and expects that it will file the Form 10-Q no later than September 30, 2022. However, the timing of the filing is uncertain at this moment, and this projected filing date could change.

About Magnum Opus

Magnum Opus Acquisition Limited is a special purpose acquisition company sponsored by L2 Capital, a private investment firm. Magnum Opus is a partnership of enterprise builders and public and private market investment specialists with extensive experience operating and investing throughout the business life cycle from founding, scaling operations through public listing. Magnum Opus aims to partner with public ready enterprises at the forefront of convergence of consumption and technology. Magnum Opus’ mission is to support companies to realize their vision as they embark on their journey into the public markets and face new opportunities, challenges and stakeholders.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s ability to comply with SEC rules and the continued listing requirements of the NYSE. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact

ICR, LLC

Robin Yang

Email: ICR-TMT@icrinc.com

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